SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM 8-K
                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): March 25, 2002
                                                          --------------

                                   ----------

                         TEL-INSTRUMENT ELECTRONICS CORP
             (Exact name of registrant as specified in its charter)

           New Jersey                    33-18978               22-1441806
  (State or other jurisdiction   (Commission File Number)      (IRS Employer
        of incorporation)                                   Identification No.)

           728 Garden St
       Carlstadt, New Jersey                              (201) 933-1600
       (Address of principal                          (Registrant's telephone
        executive offices)                          number, including area code)


                                 Not Applicable
         (Former name or former address, if changed since last report.)


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Item 9. Regulation FD Disclosure.

            Registrant is furnishing the attached  transcript of an interview of
its  President,   in  accordance  with  Regulation  FD,  without  admitting  the materiality of the information contained therein.

      A number of the statements made by the Company in this report may be regarded as "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.

      Forward-looking statements include, among others, statements concerning the Company's outlook, pricing trends and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies and their results, long-term goals of the company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.

      All predictions as to future results contain a measure of uncertainty and accordingly, actual results could differ materially. Among the factors that could cause a difference are: changes in the general economy; changes in demand for the Company's products or in the costs and availability of its raw materials; the actions of competitors; the success of our customers, technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company's filings with the Securities and Exchange Commission.

                                    SIGNATURE
                                    ---------

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned there unto duly authorized.

                                                 TEL-INSTRUMENT ELECTRONICS CORP

Date: March 25, 2002                             By /s/ Harold K. Fletcher
                                                    ----------------------------
                                                        Harold K. Fletcher
                                                        Chairman and President


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                 CEOcast Interview with Harold K. Fletcher, CEO
                     Tel-Instrument Electronics Corporation
                                 March 12, 2002

MICHAEL WACHS: I thought perhaps you could begin with an overview of the company and then we'll get into the opportunity with the Navy and others in more detail.

HAROLD FLETCHER: Okay, Tel Instrument has specialized for 15 or 20 years in designing, building and selling avionics test equipment. This is test equipment used on the flight line to test the navigation and communication equipment installed on both commercial aircraft as well as military aircraft. Traditionally we have swung between two-thirds sales to the commercial airlines and, a few years later, two-thirds sales to the US military. Because of a very attractive Navy contract that we won a few years ago, we're currently running at about 65 percent military revenue.

We have been growing in our market niche at about 25-30 percent per year for the last seven years. We are a small company, current employment about 50 people, but at the current time we're the largest supplier of identification friend and foe test equipment to the military of the world. So we feel pretty good about having made some pretty intelligent investments in new product development, and think we're going to continue to grow.

WACHS: Let's start, if we could, with the AN/APM 480 IFF. How is this indicative of the way the governmental entity would use this system?

FLETCHER: If you go back to some of the hot fighting that we've had over the last ten years, the incidence of friendly fire causing US fatalities has been of increasing concern, so all of the military aviation forces have paid increasing attention to making darn sure whom they are shooting at. The system that does this testing is called IFF, Identification Friend or Foe, and it consists of the radar interrogating the target and the target answering back with the encrypted code of the day, and, if it's the right code, then the target does not get shot at. What we do is to simulate the IFF transponder that's installed in the US military aircraft, and more recently, we also simulate the IFF interrogator. So we can simulate both ends of the transaction. Typically the way it works is that before the US launches a combat sortie, the airplane will be tested to make sure that its IFF transponder, and/or its IFF interrogator are working well. This way the pilot has the confidence that when he sees somebody in his radar and wants to know whether it's friendly or hostile, he's got the confidence that his IFF equipment is working.

WACHS: What about the sale cycle now? How long does it typically take with a governmental entity like the Navy and what other areas are you pursuing with them?

FLETCHER: The sale cycle is relatively long for our equipment. We began investing company money in the IFF test capability, perhaps seven or eight years ago, and attracted attention from each of the services. The Navy was appointed the lead service to buy this kind of equipment, and we began showing them our prototypes, perhaps six or seven years ago. That eventually led to a competitive procurement where the Navy solicited Tel Instrument, and others of our competitors, which we won a little over four years ago. The initial phase of our contract was to productize our IFF test equipment prototypes to make sure they would meet all of the military environmental and safety tests and would operate in a driving rain, or below freezing, or in the hot sun, and so forth.

We began our production deliveries a little over a year-and-a-half ago, perhaps the better part of two years now, and at the present time have delivered about 500 units out of a total order quantity at this point of just under 1,100 units. The Navy has an additional seven months in which to order any of the remaining options, another approximately 200 units. Now that's a long cycle because, from the time we first began investing in engineering through to when we complete the production, it has taken the better part of eight or ten years. But the good news here is that the US military, working with NATO governments, are coming up with a new, more sophisticated IFF encryption and we're participating in that work. We think the Navy, at some point, once this new encryption


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technology is finalized, will then ask us to upgrade the thousand plus test sets that, in the interim, they have been taking and beginning to use. So we believe that the work started a whole bunch of years ago is going to be generating sales for us for another five, six, seven years.

WACHS: What about other government entities, both domestically as well as internationally, how do you reach these types of institutions?

FLETCHER: The US-based military, for the most part, we handle direct from the factory. I happen to have a background in defense electronics and have done a bunch of that marketing over the years. One of our senior people, who is a Vice President and on our Board of Directors, is Bob Melnick, a retiree, from Lockheed where he was Vice President and General Manager of their electronics division, who also has done and continues to do, a good deal of the Defense Department marketing. So for a small company we've got a pretty good reputation. We're well known by the people who fly the Navy, Air Force, Army, Marine, Coast Guard airplanes. They all know who we are and we know where they're located and we, of course, visit them regularly.

The foreign military will, in some cases, buy directly from us, but tend to like to buy through the US government on a program known as FMS or Foreign Military Sales. And here we have the situation where the US government can add to its production quantities, getting a lower unit price from us, and the foreign countries benefit from piggybacking on the US procurement. And we know that a significant percentage - I don't know what it is but I would imagine it's about five percent at least, of the APM 480 units are intended for foreign military customers, and we would expect to see more of that kind of thing in future years.

WACHS: What about the non-governmental markets, what kind of a response are you having in this market on the commercial side?

FLETCHER: As I indicated earlier, some years the commercial revenues are higher, some years they're lower. They're currently lower in significant part because of the September 11th tragedy and the reduction in numbers of aircraft that the airlines are flying. So we've seen a fairly substantial drop in the commercial airline order rate. It's down perhaps a third from a year earlier. We don't think that that's going to continue indefinitely because Boeing and Airbus are still building airplanes and they're going to have avionics installed and will need to be tested. So there's some cyclicality here but the good news is that our military is up, albeit to offset or more than offset the decrease in the commercial. These things ebb and flow and if we keep making the right and intelligent decisions on developing new product that's cost effective and will provide both our government and our commercial customers with return on investment, we continue to be optimistic.

We've got two new test sets that have just been introduced in the last six months, both of which are beginning to attract some commercial orders. Small quantities at this point, but the word of mouth will spread and we'll see those order rates begin to grow.

WACHS: What should investors now look for in the coming quarters in terms of new product innovation, key customer wins, and other milestone related events?

FLETCHER: We have a kind of business that has relatively fewer transactions each year because our customers, our major customers, are more institutional. A US airline such as Continental or American or United or all of them, for that matter, tend to buy centrally, and so we'll get orders once every few years for a larger amount. Now, one of the airlines I just mentioned we're working with to take back a large number, a number of dozens, of older test sets, that they have had for ten, 15 years, on an aggressive trade-in program against a new test set that is just now being offered, the TR-220, which is a multifunction tester. It will test three or four different systems onboard the aircraft and that multifunction capability makes it more economic for the airline. It has to buy fewer test sets, and you only have to train the technician to use one new box, so there are a number of economic drivers behind this. We're also, we think, being pretty generous in terms of our trade-in because we really would like a lead airline to place a significant order for the TR-220. So those are examples of how we go after the fleet operators and try to give them our economy of scale.

We do this also internationally. We're working through an Italian distributor selling two new products to the


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European military.  It's a system called Precision Distance Measuring Equipment, and the Italians are in the lead position on this. They took delivery of a new flight line tester last year, the initial order was for, I think, 12 or 15. We're currently in final test for a DMEP bench tester, a more sophisticated unit that would be used in the repair shop to repair the airborne avionics. Continuing on your question of new products, this Italian bench tester has led us to decide to develop similar or companion pieces for sale to the US military as well as for sale to US commercial operators. We've had a very aggressive company funded engineering product development program that, by the way, has averaged between 15 and 20 percent of revenues for the last seven or eight years. So we believe in developing new products, new technology and, so far, that investment has produced good returns for us.

WACHS: I've been speaking today with Harold Fletcher. Harold is Chief Executive Officer of Tel-Instrument Electronics Corp., a company trading over the counter under the bulletin board symbol TINE and one with a growing government related business that gives investors an opportunity to play a growth stock at a low multiple. Harold, thanks for joining CEOcast today.

FLETCHER: Thank you for the opportunity and I wish you well, Michael.

WACHS: This has been Michael Wachs for CEOcast where Wall Street listens.

[End of Interview]


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